UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                        Commission File Number   1-7744

                        Pacific Scientific Company.
           (Exact name of registrant as specified in its charter)

 Address: 620 Newport Center Drive, Suite 700, Newport Beach, California 92660
                            Telephone No.: (714)
                                  720-1714
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, $1.00 par value (with
                associated preferred share purchase rights)
          (Title of each class of securities covered by this Form)

                                    None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i)     |X|         Rule 12h-3(b)(1)(i|X|
                  Rule 12g-4(a)(1)(ii)    |_|         Rule 12h-3(b)(1)(i|_|
                  Rule 12g-4(a)(2)(i)     |_|         Rule 12h-3(b)(2)(i|_|
                  Rule 12g-4(a)(2)(ii)    |_|         Rule 12h-3(b)(2)(i|_|
                                                      Rule 15d-6        |_|

      Approximate number of holders of record as of the certification or
notice date:          One

      Pursuant to the requirements of the Securities Exchange Act of 1934, Pacific Scientific Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: March 31,  1998                By:  /s/ C. Scott Brannan
      -----------------------------       --------------------
                                          C. Scott Brannan
                                          Director
                                          Pacific Scientific Company